[Adviser Letterhead]

March 27, 2013

Mr. Stacey E. Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE: Expense Limitation Agreement

Dear Mr. Hong:

Auxier Asset Management LLC (the "Adviser") agrees to reimburse expenses as necessary to ensure that total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividend expenses on short sales and extraordinary expenses) for the Auxier Focus Fund (the "Fund"), a series of the Forum Funds (the "Trust") do not exceed 1.00%, 1.25% and 1.25% for the Institutional Shares Class, Investor Shares class and A Shares Class, respectively, for the period from July 1, 2012 through October 31, 2015.

This agreement may be lowered upon approval of Trust management, but may only be raised or eliminated with the consent of the Board of Trustees. Unless otherwise amended or terminated, this agreement will renew automatically for one-year terms unless the Adviser provides written notice of its termination at least 90 days prior to the end of the then current term.

Very Truly Yours,

Auxier Asset Management LLC

By: /s/ J.Jeffrey Auxier
Name: J. Jeffrey Auxier
Title: President

5285 MEADOWS ROAD, SUITE 333 • LAKE OSWEGO, OR 97035-3227 • (503) 885-8807 • 1 (800) 835-9556 • FAX: (503) 885-8607